Consent of Independent Registered Public Accounting Firm

The Board of Directors

Interactive Intelligence Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-33772, 333-87919, 333-110866, 333-116006, 333-33734, 333-129732, 333-134427, 333-151701, 333-167469, and 333-190481) on Form S-8 of Interactive Intelligence Group, Inc. of our report dated March 12, 2014 with respect to the consolidated balance sheets of Interactive Intelligence Group, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of income and comprehensive income,  shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, the financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Interactive Intelligence Group, Inc.

/s/ KPMG LLP

Indianapolis, Indiana

March 12, 2014